TURBOSONIC ANNOUNCES RETIREMENT OF PRESIDENT/APPOINTMENT OF NEW PRESIDENT

For Immediate Release
Waterloo, Ontario, Canada
July 11, 2006

TurboSonic Technologies, Inc. (OTC Bulletin Board - TSTA), a leading provider of air pollution control technologies, today announced that Patrick J. Forde has retired from his positions as President, Secretary, Chief Financial Officer, and Director of the company, effective June 30th, 2006. Ed Spink, Chairman and CEO said: "On behalf of the Company and the Board of Directors, I would like to express my thanks to Mr. Forde for his years of service and offer him our best wishes for the future."

Egbert van Everdingen, Executive Vice President of the Company, has been elected by the Board as Mr. Forde's successor. Mr. van Everdingen, who has worked closely with Mr. Forde for the past several years, brings to the Presidency his 20-years of experience with TurboSonic. During that time he has held several positions in the Company including Project Manager, Sales Manager, Vice President Marketing & Sales and, most recently, Executive Vice President. In addition, the Board of Directors has elected Mr. van Everdingen to the Board and he will serve as Secretary-Treasurer.

Mr. Spink stated: "I have worked with Egbert for over twenty years; his in-depth knowledge of all technical aspects of the business, as well as his marketing and financial skills, makes him the ideal candidate for this position. I have every confidence in Egbert and in the future of this company."

TurboSonic Technologies (www.turbosonic.com) designs and markets air pollution control technologies to industrial customers worldwide. Its products help companies in the Cement and Mineral Processing, Ethanol, Metals & Mining, Petrochemicals, Power Generation, Pulp & Paper, Waste Incineration, and Wood Products industries comfortably meet the strictest emissions regulations, improve performance, reduce operating costs and recover valuable byproducts where possible.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement. Factors that impact such forward-looking statements include, among others, changes in general economic conditions, interest rates, government regulations, and competition. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statement, see the annual report on Form 10-KSB and other documents the Company files from time to time with the Securities and Exchange Commission.

TurboSonic Technologies, Inc. (OTC Bulletin Board: TSTA - News)

Contact:

TurboSonic Technologies, Inc.
Ed Spink, Chairman and CEO
550 Parkside Drive, Waterloo, Ontario, Canada N2L 5V4
(519) 885-5513
Fax: (519) 885-6992
info@turbosonic.com
www.turbosonic.com

www.turbosonic.com